Exhibit 99.3

ITEM 7.           MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

(Dollar amounts in thousands except share and per share data and unless otherwise indicated)

Forward-Looking Information is Subject to Risk and Uncertainty

Some of the statements made and information contained in this report, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give ATK’s current expectations or forecasts of future events. Words such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” and similar expressions are used to identify forward-looking statements. From time to time, ATK also may provide oral or written forward-looking statements in other materials released to the public. Any or all forward-looking statements in this report and in any public statements ATK makes could be materially different. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any change in the following factors may impact the achievement of results:

•                  reductions or changes in NASA or U.S. Government military spending and budgetary policies and sourcing strategy,

•                  increases in costs, which ATK may not be able to react to due to the nature of its U.S. Government contracts,

•                  the potential termination of U.S. Government contracts,

•                  government laws and other rules and regulations applicable to ATK, such as procurement and import-export control,

•                  the novation of U.S. Government contracts,

•                  other risks associated with U.S. Government contracts that might expose ATK to adverse consequences,

•                  risks associated with diversification into new markets,

•                  changes in cost estimates and/or timing of programs,

•                  costs of servicing ATK’s debt, including cash requirements and interest rate fluctuations,

•                  intense competition,

•                  reduced demand for commercial ammunition,

•                  performance of ATK’s subcontractors,

•                  supply, availability, and costs of raw materials and components, including commodity price fluctuations,

•                  development of key technologies and retention of a qualified workforce,

•                  fires or explosions at any of ATK’s facilities,

•                  environmental laws that govern past practices and rules and regulations, noncompliance with which may expose ATK to adverse consequences,

•                  actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates,

•                  capital market volatility and corresponding assumptions related to ATK’s capital structure such as share count and interest rates,

•                  impacts of financial market disruptions or volatility to ATK’s customers and vendors,

•                  greater risk associated with international business,

•                  results of acquisitions,

•                  costs incurred for pursuits and proposed acquisitions that have not yet or may not close, and

•                  unanticipated changes in the tax provision or exposure to additional tax liabilities.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact ATK’s business. Additional information regarding certain of these factors is contained in Item 1A of this report and may also be contained in ATK’s filings with the Securities and Exchange Commission on Forms 10-Q and 8-K.  All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond our control.

Executive Summary

ATK is a premier aerospace and defense company and leading supplier of products to the U.S. Government, allied nations, and prime contractors.  ATK is also a major supplier of ammunition and related accessories to law enforcement agencies and commercial customers. ATK is headquartered in Minneapolis, Minnesota and has operating locations throughout the United States, Puerto Rico, and internationally.

Effective April 1, 2010, ATK realigned its business structure into four operating groups.  These operating segments are defined based on the reporting and review process used by ATK’s chief executive officer and other management.  The new operating structure better aligns ATK’s capabilities and resources with its customers and markets and positions the Company for long-term growth and improved profitability.  As a result of this realignment, ATK’s four operating groups are:

•                  Aerospace Systems, consisting of the former Space System’s business and the aerospace structures business formerly within Mission Systems.  Aerospace Systems, which generated 34% of ATK’s external sales in fiscal 2010, develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provides engineering and technical services.  Additionally, Aerospace Systems operates in the military and commercial aircraft and launch structures markets.  Other products include ordnance, such as decoy and illuminating flares.

•                  Armament Systems, consisting of the former Armament System’s businesses (except for commercial products and tactical accessories) and the precision munitions business formerly within Mission Systems.  Armament Systems, which generated 34% of ATK’s external sales in fiscal 2010, develops and produces military small, medium, and large caliber ammunition, precision munitions, gun systems, and propellant and energetic materials.  It also operates the U.S. Army ammunition plants in Independence, MO and Radford, VA.

•                  Missile Products, consisting of the remaining businesses within the former Mission Systems. Missile Products, which generated 16% of ATK’s external sales in fiscal 2010, operates across the following market areas: missiles, propulsion, missile defense, fuzes and warheads, composites, special mission aircraft, and electronic warfare.

•                  Security and Sporting, consisting of the commercial products and tactical accessories businesses formerly within Armament Systems, as well as the April 2010 acquisition of Blackhawk.  Security and Sporting, which generated 16% of ATK’s external sales in fiscal 2010, develops and produces commercial products and tactical systems and equipment.

Financial Highlights and Notable Events

Certain notable events or activities affecting our fiscal 2010 financial results included the following:

Financial highlights for fiscal 2010

•                  Annual sales rise five percent to $4.8 billion

•                  Diluted earnings per share of $8.33

•                  Annual orders of $5.1 billion with total backlog of $7.1 billion at March 31, 2010

•      ATK recorded a non-cash asset impairment charge relating to ATK’s strategic decision to discontinue the use of the Thiokol and Mission Research Corporation (MRC) trade names of $38.0 million ($23.6 million net of tax or $0.71 per dilutive share)

•      ATK recorded an impairment charge of $11.4 million related to the Company’s TNT production facility and ATK’s decision to procure all future TNT requirements from an off-shore vendor

•      Aerospace Systems realized expected reductions in sales of $232.7 million related to the wind-down of the Minuteman and Space Shuttle programs

•      Armament Systems recorded $14.7 million of growth in contract costs associated with the construction of an energetic facility for the Australian Ministry of Defense

•      ATK’s total pension contributions made during fiscal 2010 were $300.0 million

Notable events

•                  On February 4, 2010, the ATK Board of Directors elected Mark W. DeYoung, the President of ATK’s Armament System’s Group, as President and Chief Executive Officer of ATK effective February 4, 2010.

•                  On April 12, 2010, ATK announced that it had acquired Blackhawk Industries Products Group Unlimited, LLC (“Blackhawk”), a leading manufacturer of high quality tactical gear.  The purchase price was $172.3 million, subject to purchase price adjustments expected to be settled in fiscal 2011.  ATK believes that the acquisition provides ATK with a leading tactical systems brand, an expanded portfolio of quality products, and additional design and development expertise for innovative and tactical accessories which will strengthen ATK’s position in tactical accessories and equipment for domestic and international military, law enforcement, security, and sport enthusiast markets.  Headquartered in Norfolk, Virginia, Blackhawk employs approximately 300 employees and will be included in the Security and Sporting group.

•                  Effective April 1, 2010, ATK realigned its business structure into four operating groups.  As a result of this realignment, ATK’s four operating groups are:

•                  Aerospace Systems, consisting of Space System’s current business and the aerospace structures business formerly within Mission Systems

•                  Armament Systems, consisting of Armament System’s current business (except for commercial products and tactical accessories) and the precision munitions business formerly within Mission Systems

•                  Missile Products, consisting of the remaining businesses formerly within Mission Systems

•                  Security and Sporting, consisting of the commercial products and tactical accessories business formerly within Armament Systems.

The April 1, 2010 realignment is reflected in the information contained in this report.

Outlook

Government Funding — ATK is dependent on funding levels of the U.S. Department of Defense (DoD) and NASA.

The U.S. defense industry has experienced significant changes over the years. ATK management believes that the key to ATK’s continued success is to focus on performance, innovation, simplicity, and affordability. ATK is positioning itself where management believes there will be continued strong defense funding, even as pressures mount on procurement and research and development accounts. ATK will concentrate on developing systems that will extend the life and improve the capability of existing platforms. ATK anticipates budget pressures will increasingly drive the life extension of platforms such as ships, aircrafts, and main battle tanks.

On February 1, 2010 the Quadrennial Defense Review (QDR) and Defense budgets were announced.  We believe there is continued overall budget funding support across ATK programs.

The Administration’s fiscal year 2011 budget request, released on February 1, 2010, includes the proposed cancellation of NASA’s Constellation space exploration program.  Congress will determine, as part of the 2011 authorization and appropriation legislative process, what the policy and funding levels for NASA will be and ultimately decide on the future funding level for the Constellation program.  We expect a decision from Congress in late calendar year 2010 or early 2011.  Current law continues funding for Constellation through government fiscal year 2010, and can be modified only by a subsequent appropriations Act from Congress.  At this time the impacts of the Administration’s budget proposal are still being reviewed.  However, if Congress significantly changes NASA’s budget or accepts the proposed cancellation of the Constellation program, there could be a material adverse effect on ATK’s operating results, financial condition, and cash flows, including the potential for substantial termination liability.  In fiscal 2010, NASA sales relating to the Constellation program were approximately $370 million and as of March 31, 2010 ATK had approximately $515 million of goodwill and approximately $170 million of property, plant, and equipment recorded related to the Space Systems Operations reporting unit which would be subject to impairment testing should there be significant changes made to the Constellation program in future periods. We are confident, however, that ATK’s world class capabilities in solid propulsion and space systems will continue to play an important role in the nation’s space exploration programs.

Radford Army Ammunition Plant Facility Contract — The draft request for proposal (“RFP”) for the Radford Army ammunition plant facility management contract has been released.  ATK’s current contract at Radford expires on May 31, 2010.  However, the United States Government has notified ATK of a possible extension to December 31, 2010 which is currently being negotiated.  Loss of the Radford facility contract would reduce Armament System’s sales and profit.  The final draft RFP is expected to be released during calendar 2010 and ATK will continue to analyze the RFP and the other circumstances surrounding the competition to determine any impacts to its financial position. Radford’s revenues represented approximately 5% of ATK’s total external sales for fiscal 2010; however, as there are multiple programs associated with Radford’s revenues, we would not expect to lose all sales should we lose the facility management contract.

Recent Developments in U.S. Cost Accounting Standards (CAS) Pension Recovery Rules — The Company maintains defined benefit plans that are subject to CAS and Pension Protection Act of 2006 (PPA) requirements.  On May 10, 2010, the CAS Board published an Advance Notice of Proposed Rulemaking that if adopted would provide a framework to partially harmonize the CAS rules with the PPA requirements.  The proposed CAS rule includes provisions for a transition period from the existing CAS requirement to a partially harmonized CAS requirement.  As published, the proposed rule would partially mitigate the near-term mismatch between PPA-amended Employee Retirement Income Security Act (ERISA) minimum contribution requirements, which would not yet be recoverable under CAS.  However, until the final rule is published, and to the extent that the final rule does not completely eliminate any mismatch between ERISA funding requirements and CAS, government contractors maintaining defined benefit pension plans in general would still experience a timing mismatch between required contributions and the CAS recoverable pension costs.  The CAS Board is expected to issue a final rule in 2010, which would apply to ATK’s contracts starting in fiscal 2012.

Critical Accounting Policies

ATK’s discussion and analysis of its financial condition and results of operations are based upon ATK’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, ATK makes estimates and judgments that affect the reported amounts of assets, liabilities, sales, expenses, and related disclosure of contingent assets and liabilities. ATK re-evaluates its estimates on an on-going basis. ATK’s estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

ATK believes the following are its critical accounting policies that affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Long-Term Contracts - The majority of ATK’s sales to the U.S. Government and commercial and foreign customers are accounted for as long-term contracts Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (“cost-to-cost”) or based on results achieved, which usually coincides with customer acceptance (“units-of-delivery”). The majority of ATK’s total revenue is accounted for using the cost-to-cost method of accounting.

Profits expected to be realized on contracts are based on management estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated gross margin loss is charged to cost of sales.

Contracts may contain provisions to earn incentive and award fees if specified targets are achieved as well as penalty provisions related to performance. Incentive and award fees and penalties that can be reasonably estimated and are probable are recorded over the performance period of the contract. Incentive and award fees that cannot be reasonably estimated are recorded when awarded.

The complexity of the estimation process and all issues related to assumptions, risks, and uncertainties inherent with the application of the cost-to-cost method of accounting affect the amounts reported in ATK’s financial statements. A number of internal and external factors affect the cost of sales estimates, including labor rate and efficiency variances, overhead rate estimates, revised estimates of warranty costs, estimated future material prices, and customer specification and testing requirement changes. If business conditions were different, or if ATK had used different assumptions in the application of this and other accounting policies, it is likely that materially different amounts would be reported in ATK’s financial statements. In the past, ATK’s estimates and assumptions have been materially accurate.

Other Revenue Recognition Methodology - Sales not recognized under the long-term contract method primarily relate to sales within the Security and Sporting group and are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Employee Benefit Plans

Defined Benefit Pension Plans.  ATK’s noncontributory defined benefit pension plans (the “Plans”) cover substantially all employees hired prior to January 1, 2007.  Eligible non-union employees hired on or after January 1, 2007 and certain union employees are not covered by a defined benefit plan but do receive an employer contribution through a defined contribution plan. Plans provide either pension benefits based on employee annual pay levels and years of credited service or based on stated amounts for each year of credited service.  ATK funds the Plans in accordance with federal requirements calculated using appropriate actuarial methods. Plan assets for ATK are held in a trust and are invested in a diversified portfolio of equity investments, fixed income investments, real estate, timber, energy investments, hedge funds, private equity, and cash.  For certain Plan assets where the fair market value is not readily determinable, estimates of the fair value are determined using the best available information including the most recent audited financial statements.

ATK also sponsors nonqualified supplemental executive retirement plans which provide certain executives and highly compensated employees the opportunity to receive pension benefits in excess of those payable through tax qualified pension plans.

ATK recorded pension expense for the Plans of $72,095 in fiscal 2010, an increase of $32,123 from $39,972 of pension expense recorded in fiscal 2009. The fiscal 2010 expense includes a settlement charge of $6,287 related to payment of benefits from the nonqualified supplemental executive retirement plan.  The expense related to these Plans is calculated based upon a number of actuarial assumptions, including the expected long-term rate of return on plan assets, the discount rate, and the rate of compensation increase. The following table sets forth ATK’s assumptions used in determining pension expense for fiscal 2010, 2009, and 2008, and projections for fiscal 2011:

	Years Ending March 31
	2011	2010	2009	2008
Expected long-term rate of return on plan assets	8.00%	8.00%	9.00%	9.00%
Discount rate	5.90%	8.15%	6.80%	6.10%
Rate of compensation increase:
Union	3.84%	3.82%	3.75%	3.50%
Salaried	4.05%	4.09%	3.95%	3.73%

In developing the expected long-term rate of return assumption, ATK considers input from its actuaries and other advisors, annualized returns of various major indices over 20-year periods, and ATK’s own historical investment returns, which have been in excess of broad market indices. The expected long-term rate of return of 8.0% used in fiscal 2010 for the Plans was based on an asset allocation range of 35-50% in equity investments, 25-40% in fixed income investments, 5-15% in real estate/real asset investments, 5-27% collectively in hedge fund and private equity investments, and 2-6% in cash investments.  The actual return in any fiscal year will likely differ from ATK’s assumption, but ATK estimates its return based on long-term projections and historical results.  Therefore, any variance in a given year does not necessarily indicate that the assumption should be changed.

In determining its discount rate, ATK uses the current investment yields on high-quality corporate bonds (rated AA or better) that coincide with the cash flows of the estimated benefit payouts from ATK’s plans. The model uses a yield curve approach to discount each cash flow of the liability stream at an interest rate specifically applicable to the timing of the respective cash flow. The model totals the present values of all cash flows and calculates the equivalent weighted average discount rate by imputing the singular interest rate that equates the total present value with the stream of future cash flows. This resulting weighted average discount rate is then used in evaluating the final discount rate. The discount rate was 5.90%, 8.15%, and 6.80% at March 31, 2010, March 31, 2009, and March 31, 2008, respectively. The discount rate as of March 31 impacts the following fiscal year’s pension expense.

Future actual pension expense can vary significantly depending on future investment performance, changes in future discount rates, legally required plan changes, and various other factors related to the populations participating in the Plans. If the assumptions of the discount rate, compensation increase, and/or expected rate of return for fiscal 2011 were different, the impact on fiscal 2011 expense would be as follows: each 0.25% change in the discount rate would change fiscal 2011 pension expense by approximately $7,500; each 0.25% change in the rate of compensation increase would change fiscal 2011 pension expense by approximately $4,500; each 0.25% change in the expected rate of return on plan assets would change fiscal 2011 pension expense by approximately $5,500.

ATK bases its determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

ATK made a qualified pension plan trust prepayment contribution of $150,000 in April 2009 (fiscal 2010) of which $45,000 was the legally required minimum contribution for fiscal 2010.  ATK also made a qualified pension plan trust prepayment contribution of $150,000 in March 2010 for a total of $300,000 in fiscal 2010.  ATK distributed $19,910 under its supplemental executive retirement plans during fiscal 2010, and expects to make distributions directly to retirees of approximately $4,843 in fiscal 2011. A substantial portion of ATK’s Plan contributions are recoverable from the U.S. Government as allowable indirect contract costs at amounts generally equal to the pension plan contributions, although not necessarily in the same year the contribution is made.

ATK’s funded pension status was approximately 75% as of March 31, 2010.  ATK will continue to make minimum contributions as required under PPA. ATK does not anticipate making any contributions to its qualified pension plans during fiscal 2011.

Effective April 1, 2007, ATK adopted the measurement provisions of new accounting guidance relating to defined benefit pension plans which required ATK to remeasure its Plan assets and benefit obligations as of March 31.  Prior to that adoption, ATK remeasured its Plan assets and benefit obligations as of December 31.  Other than a change in the discount rate from 5.90% to 6.10%, the assumptions used to remeasure the assets and liabilities remained unchanged from fiscal 2007.  The after-tax cumulative effect changes of this adoption included a decrease of approximately $9,000 in retained earnings, a decrease of approximately $47,600 in accumulated other comprehensive loss, an increase of approximately $30,700 in total assets, and a decrease of approximately $7,900 in total liabilities.

Other Postretirement Benefits.  ATK also provides postretirement health care benefits and life insurance coverage to certain employees and retirees.

The following table sets forth ATK’s assumptions used to determine net periodic benefit cost for other postretirement benefit (“PRB”) plans for fiscal 2010, 2009, and 2008, and projections for fiscal 2011:

	Years Ending March 31
	2011	2010	2009	2008
Expected long-term rate of return on plan assets:
Held solely in fixed income investments	6.00%	6.00%	6.00%	6.00%
Held in pension master trust and fixed income investments	7.00%	7.00%	8.00%	8.00%
Discount rate	5.35%	7.90%	6.80%	6.10%
Weighted average initial health care cost trend rate	7.70%	6.90%	7.20%	7.30%

Health care cost trend rates are set specifically for each benefit plan and design.  Health care cost trend rates used to determine the net periodic benefit cost for employees during fiscal 2010 were as follows: under age 65 was 8.0%; over age 65 was 6.5%; and the prescription drug portion was 12.5%.

The rates to which the health care cost trend rates are assumed to decline (the ultimate trend rates) are as follows:

Health care cost trend rate for employees under 65	5.5%
Health care cost trend rate for employees over 65	5.0%
Health care cost trend rate for prescription drugs	7.0%
Weighted average health care cost trend rate	5.4%

Each category of cost declines at a varying rate.  The ultimate trend rate will be reached in fiscal 2014 for employees under age 65, in fiscal 2016 for employees over age 65, and in fiscal 2017 for prescription drugs.

In developing the expected long-term rate of return assumption for other PRB plans, ATK considers input from actuaries, historical returns, and annualized returns of various major indices over long periods.  As of March 31, 2010, approximately 34% of the assets were held in a 401(h) account held within the pension master trust and are invested in the same manner as the pension assets.  The expected long-term rates of returns are based on the weighted average asset allocation between the assets held within the 401(h) and those held in fixed income investments.

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total service and interest cost	$531	$(471)
Effect on postretirement benefit obligation	9,932	(8,796)

ATK made other PRB plan contributions of $13,197 in fiscal 2010 and expects to make contributions of approximately $13,739 in fiscal 2011.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) reduced ATK’s accumulated projected benefit obligation (“APBO”) measured as of December 31, 2005. One of ATK’s other PRB plans is actuarially equivalent to Medicare, but ATK does not believe that the subsidies it will receive under the Act will be significant.  Because ATK believes that participation levels in its other PRB plans will decline, the impact to ATK’s results of operations in any period has not been and is not expected to be significant.

On March 23, 2010, the President signed into law comprehensive health care reform legislation under the Patient Protection and Affordable Care Act (HR 3590).  Included among the major provisions of the law is a change in the tax treatment of the Medicare Part D subsidy.  The impact of this change was not significant to ATK.

Defined Contribution Plan.  ATK also sponsors a 401(k) defined contribution plan. Participation in this plan is available to substantially all employees.

Income Taxes

Provisions for federal and state income taxes are calculated based on reported pre-tax earnings and current tax law.  Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.  Significant judgment is required in determining income tax provisions and evaluating tax positions.  ATK periodically assesses its liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information.  Where it is not more likely than not that ATK’s tax position will be sustained, the Company records the entire resulting tax liability and when it is more likely than not of being sustained, the Company records its best estimate of the resulting tax liability.  Any applicable interest and penalties related to these positions are also recorded in the consolidated financial statements.  To the extent ATK’s assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change.  It is ATK’s policy to record any interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes.  Deferred tax assets related to carryforwards are reduced by a valuation allowance when it is not more likely than not that the amount will be realized before expiration of the carryforward period.  As part of this analysis ATK takes into the account the amount and character to determine if the carryforwards will be realized.  Significant estimates are required for this analysis.  Changes in the amounts of valuation allowance are recorded in the tax provision in the period when the change occurs.

Acquisitions

ATK uses the purchase method of accounting to account for its acquisitions, and, accordingly, the results of acquired businesses are included in ATK’s consolidated financial statements from the date of acquisition. The purchase price for each acquisition is allocated to the acquired assets and liabilities based on their fair value. Estimates are used in determining the fair value and estimated remaining lives of intangible assets until the final purchase price allocation is completed.  Actual fair values and remaining lives of intangible assets may vary from those estimates.  The excess purchase price over the estimated fair value of the net assets acquired is recorded as goodwill.

On March 31, 2009, ATK acquired Eagle Industries (“Eagle”), a leading manufacturer of high-quality, individual operational nylon gear and equipment for military, homeland security, and law enforcement agencies for $63,000 net of cash acquired, subject to purchase price contingencies.  During the second quarter of fiscal 2010, ATK received a preliminary purchase price adjustment of

$5,002, as determined by a working capital adjustment identified in the preliminary audited financial statements.  Eagle manufactures more than 5,000 products which include tactical assault vests, load-bearing equipment, weapon transporting gear, holsters, personal gear carriers, and other high quality accessories.  ATK believes that the acquisition provides an opportunity to expand its position in the domestic and international tactical accessories markets serving military and law enforcement customers.  Headquartered in Fenton, Missouri, Eagle employs approximately 1,280 employees and is included in Security and Sporting.  The purchase price allocation was finalized in the fourth quarter of fiscal 2010.  Most of the goodwill generated in this acquisition will be deductible for tax purposes.

On June 8, 2007, ATK acquired Swales Aerospace (“Swales”), a provider of satellite components and subsystems, small spacecraft and engineering services for NASA, Department of Defense and commercial satellite customers, for $101,195 net of cash acquired. ATK believes that the acquisition strengthened ATK’s satellite components, subsystems and small spacecraft portfolios and further increased ATK’s position as a supplier to the U.S. Government and industry.  ATK also believes the acquisition enhanced ATK’s systems engineering as ATK pursues strategic initiatives in space exploration programs.  Headquartered in Beltsville, Maryland, Swales employs approximately 626 employees and is included in Aerospace Systems.

During fiscal 2003, ATK acquired the assets of Science and Applied Technology, Inc. (included in Missile Products).  The sellers of this acquired business had the ability to earn up to an additional $7,500 of cash consideration if certain pre-specified milestones were attained with respect to one of the contracts acquired.  The pre-specified milestones were met in September 2008 and the additional contingent consideration earned pursuant to the purchase agreement resulted in an increase to goodwill.

ATK made no acquisitions during fiscal 2010.

Accounting for Goodwill

ATK tests goodwill for impairment on the first day of its fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired.  The Company has determined that the reporting units for its goodwill impairment review are its operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results.  Based on this analysis, the Company has identified 11 reporting units within its reportable segments as of the fiscal 2010 testing date.

The goodwill impairment test is performed using a two-step process.  In the first step, ATK determines the estimated fair value of each reporting unit and compares it to the carrying value of the reporting unit, including goodwill.  If the carrying amount of a reporting unit is higher than its estimated fair value, an indication of impairment exists and the second step must be performed in order to determine the amount of the impairment. In the second step, ATK must determine the implied fair value of reporting unit’s goodwill which is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.  The implied fair value is compared to the carrying amount and if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

The estimated fair value of each reporting unit is determined using a discounted cash flow approach.  In developing its discounted cash flow analysis, ATK’s assumptions about future revenues and expenses, capital expenditures, and changes in working capital are based on its three-year plan, as approved by the Board of Directors, and assumes a terminal growth rate thereafter.  These cash flows are then discounted using ATK’s composite discount rate. ATK ensures that the consolidated cash flows reconcile to the market capitalization at the test date using an assumed control premium. ATK then computes the break-even discount rate for each reporting unit and compares that to ATK’s composite rate to determine if further analysis is needed for a particular reporting unit.

Projecting discounted future cash flows requires ATK to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital, and the appropriate discount rate.  The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials, consideration of ATK’s market capitalization in comparison to the estimated fair values of the Company’s reporting units, and other factors which are beyond ATK’s control.  If the current economic conditions were to deteriorate causing a reduction in estimated discounted cash flows, it is possible that the estimated fair value of certain reporting units could fall below their carrying value resulting in the necessity to conduct additional goodwill impairment tests in future periods.  ATK continually monitors the reporting units for impairment indicators and updates assumptions used in the most recent calculation of the estimated fair value of a reporting unit as appropriate.

Results of ATK’s fiscal 2010 Annual Impairment Test

For the fiscal 2010 impairment assessment, ATK calculated a composite discount rate of 9.8% using a 3% terminal growth rate and a 30% control premium based on the analysis discussed above. The results of ATK’s fiscal 2010 annual goodwill impairment test performed as of January 4, 2010 indicated that no goodwill impairment existed as the estimated fair value for all reporting units, except for Tactical Systems as discussed below, exceeded their carrying value by greater than 20%; therefore, step two of the impairment analysis was not required.

Although there is no indication of impairment, based on the annual test, ATK determined that the Tactical Systems reporting unit had an estimated fair value that exceeded its carrying value by 10% which ATK does not deem to be a significant excess. The goodwill recorded within this reporting unit, approximately $50 million, relates to goodwill acquired in the March 31, 2009 acquisition of Eagle Industries (“Eagle”).  Given the fact that the purchase accounting valuation was recently performed and there have been no significant changes in the underlying business since the date of acquisition, ATK would not expect to see significant excess within this reporting unit given that the Company determined the fair value of goodwill relating to Eagle within the past year.  Based on the expected sales growth for Tactical Systems, ATK does not believe there is any indication of impairment given ATK’s continuing expansion into the tactical accessories market.

As previously discussed, in August 2009, NASA released a study, referred to as the Augustine Report, which formed the basis of the Administration’s budget released on February 1, 2010.  The Administration’s released budget includes the proposed cancellation of NASA’s Constellation space exploration program.  Congress will determine, as part of the 2011 authorization and appropriation legislative process, what the policy and funding levels for NASA will be and ultimately decide on the future funding level for the Constellation program.  Current law continues funding for Constellation through government fiscal year 2010, and can be modified only by a subsequent appropriations Act by Congress.  At this time the impacts of the Administration’s budget proposal are still being reviewed and ATK has assumed continuation of the Constellation program in the estimated cash flows for Space Systems Operations.  However, if Congress significantly changes NASA’s budget or accepts the proposed cancellation of the Constellation program, there would be an adverse effect on ATK’s operating results, financial condition, and cash flows within the Space Systems Operations reporting unit which, as of March 31, 2010, had approximately $515 million of goodwill recorded associated with this reporting unit.  Should there be significant changes made to the Constellation program in future periods, there would likely be an indication of impairment which would require the Company to perform a test for impairment.

Additionally, the draft request for proposal (“RFP”) for the Radford Army ammunition plant facility management contract has been released.  ATK’s current contract at Radford expires on May 31, 2010.  However, the United States Government has notified ATK of a possible extension to December 31, 2010 which is currently being negotiated.  The final draft RFP is expected to be released during calendar 2010 and ATK will continue to analyze the RFP and the other circumstances surrounding the competition to determine any impacts to its financial position. For purposes of our fiscal 2010 impairment test, ATK has assumed that we will win the bid to continue managing the Radford facility; however, if ATK were to lose the Radford facility contract, we would be required to update this assumption and reassess the estimated fair value of the Energetic Systems reporting unit.  At March 31, 2010 ATK had approximately $18 million of goodwill recorded associated with this reporting unit.

In fiscal 2009, ATK recorded a non-cash goodwill impairment charge of $108,500 in the Spacecraft Systems reporting unit and the remaining goodwill recorded within the Spacecraft Systems reporting unit was $145,647 at March 31, 2009. See Note 7 for further details.

Results of Operations

The following information should be read in conjunction with ATK’s consolidated financial statements. The key performance indicators that ATK’s management uses in managing the business are sales, income before interest and income taxes, and cash flows.

Fiscal 2010

Sales

The following is a summary of each operating segment’s external sales:

	Years Ended March 31
	2010	2009	$ Change	% Change

Aerospace Systems	$1,623,038	$1,833,655	$(210,617)	(11.5)%
Armament Systems	1,662,583	1,406,287	256,296	18.2%
Missile Products	760,200	747,309	12,891	1.7%
Security and Sporting	761,845	595,973	165,872	27.8%
Total external sales	$4,807,666	$4,583,224	$224,442	4.9%

The increase in sales was due to organic growth as well as the acquisition of Eagle at the end of the fourth quarter of fiscal 2009, as previously discussed, which is reported within Security and Sporting.

Aerospace Systems.  The decrease in sales was driven by:

•               a decrease in Minuteman volume of $143,000 due to the contract nearing successful completion,

•               an $89,700 decrease in the Space Shuttle program due to the wind-down of the program,

•               a $34,600 sales reduction due to termination of a proprietary government program and delays in other classified pursuits,

•               a reduction in the sales on the Kinetic Energy Interceptor program of $28,000 due to termination of the contract in fiscal 2010,

•               a decrease of $23,100 in Spacecraft Services driven by the completion of the Hubble space repair mission,

•               a decrease of $16,500 in space launch vehicles structures due primarily to the completion of the Arrow program.

•               a decrease of $12,300 relating to GEM programs due to contract completions and lower production rates, and

•               a $12,000 decrease due to timing of Castor® rocket motor systems sales.

These decreases were partially offset by:

•                  an $82,600 increase in commercial aircraft structures primarily due to the Airbus A350 program,

•                  an increase of $25,500 on Ares 1st Stage program as the activity continues to ramp up with the transition away from the Shuttle program,

•                  a $24,000 increase for Operationally Responsive Space (ORS-1) effort in Space Systems,

•                  an increase of $17,900 in military aircraft structures driven in part by the ramp-up of the Joint Strike Fighter Low Rate Initial Production,

•                  a $17,600 increase in solar arrays and deployables across multiple programs,

•                  an increase of $14,900 for the new Air Force Large Class Stage development program,

•                  a $13,500 increase in pressure tanks due to increased volume across several programs, and

•                  an improvement in flares and decoys of $10,100 relating primarily to the resolution of fiscal 2009 production delays.

Armament Systems.  The increase in sales was driven by:

•                  a $173,200 increase in ammunition sales as a result of an increase of $102,400 in sales for the Non-Standard Ammunition Program, as well as continued strong customer requirements for small-caliber ammunition and facility modernization project sales,

•               a $93,000 increase in energetic systems at the Radford Army Ammunition Plant relating primarily to an increase in modernization project sales of $55,700 as well as increased sales of TNT,

•               a $17,800 increase in force protection driven primarily by the new international Vehicle Launch Scatterable Anti-Tank System (VLSAS) program, and

•               an increase of $11,500 in precision guided munitions resulting primarily from multiple new advanced weapons programs.

These increases were partially offset by a $32,800 decrease in tank ammunition due to lower volumes across multiple programs,

Missile Products.  The increase in sales was driven by:

•               a $30,600 increase in missiles, related primarily to the new Multi-Stage Supersonic Target (MSST) program,

•               an increase in space stage motors of $16,700 primarily driven by additional scope on the Attitude Control Motor program, and

•               an increase of $14,700 in fuzes and $10,100 in tactical rocket motors across multiple programs.

These increases were partially offset by:

•               a decrease within special mission aircraft of $41,500 due to reduced demand across multiple programs, and

•               a decrease of $26,100 in missile defense, primarily relating to volume.

Security and Sporting.  The increase in sales was driven by:

•                  an increase of $101,900 in commercial products due to an increase in volume of law enforcement, international, and commercial sales, and

•                  a $62,700 increase resulting from the March 31, 2009 acquisition of Eagle (now Tactical Systems).

Gross Profit

	Years Ended March 31
	2010	As a % of Sales	2009	As a % of Sales	Change

Gross profit	$1,031,311	21.5%	$975,912	21.3%	$55,399

The increase in gross profit was driven by higher sales and increased operating efficiencies within Security and Sporting, partially offset by higher pension expenses across all operating segments.

Operating Expenses

	Years Ended March 31
	2010	As a % of Sales	2009	As a % of Sales	Change

Research and development	$75,896	1.6%	$81,529	1.8%	$(5,633)
Selling	168,986	3.5%	161,805	3.5%	7,181
General and administrative	236,084	5.0%	239,621	5.2%	(3,537)
Trade name and goodwill impairments	38,008	0.8%	108,500	2.4%	(70,492)
Total	$518,974	10.9%	$591,455	12.9%	$(72,481)

Excluding the non-cash trade name and goodwill impairments in fiscal 2010 and 2009, operating expenses remained relatively consistent year over year.  Selling expenses were higher in fiscal 2010 primarily driven by Security and Sporting, consistent with the higher sales in commercial products.  Research and development expenses were down due to elevated spending levels in fiscal 2009 for the self-funded Alliant Launch Vehicle and related launch integration efforts in Aerospace Systems, partially offset by increased investment in fiscal 2010 to expand market share in targeted satellite areas.  General and administrative expenses were slightly lower in fiscal 2010 due to the lack of a $13,000 increase in bad debt expense in the prior year within commercial products relating to increased customer credit risk, partially offset by increased spending to support increasing sales within Security and Sporting and the acquisition of Eagle in March 2009.

Income before Interest, Income Taxes, and Noncontrolling Interest

	Years Ended March 31
	2010	2009	Change

Aerospace Systems	$145,858	$74,612	$71.246
Armament Systems	168,094	136,420	31,674
Missile Products	58,653	93,107	(34,454)
Security and Sporting	107,891	57,910	49,981
Corporate	31,841	22,408	9,433
Total	$512,337	$384,457	$127,880

The increase in income before interest, income taxes, and noncontrolling interest was due to the higher sales and the lack of a $108,500 non-cash goodwill impairment charge within Aerospace Systems, partially offset by the non-cash trade name impairment charges in Missile Products and Aerospace Systems totaling $38,008 and higher pension expense across all groups.  Significant changes within the operating segments are also described below.

Aerospace Systems.  The increase was primarily due to the lack of the non-cash goodwill impairment charge totaling $108,500 within Spacecraft Systems in the prior year as well as lack of performance issues and schedule delays in the spacecraft structures business in fiscal 2009.  These increases were partially offset by the $24,586 non-cash trade name impairment charge in fiscal 2010 and lower sales volume.

Armament Systems.  The increase primarily relates to higher overall sales along with improved margins in small-caliber ammunition programs driven by operational and volume efficiencies, and increased margins relating to American Ordnance (ATK’s joint venture).

These increases were partially offset by approximately $14,000 of growth in contract costs associated with the construction of an energetics facility for the Australian Ministry of Defense (ATK’s core expertise in high volume energetics production lies within Armament Systems and as the program moves closer to completion it has been transitioned from the Aerospace Systems Group to the Armament Systems Group), and higher depreciation expense.

Missile Products.  The decrease was primarily driven by the $13,422 non-cash trade name impairment charge, margin declines due to lower sales in special mission aircraft, and reduced incentive fees in missile defense.  These decreases were partially offset by higher sales volumes across multiple programs as well as program mix.

Security and Sporting.  The increase primarily relates to higher overall sales along with improved margins in commercial products driven by operational and volume efficiencies as well as the lack of a $13,000 increase in bad debt expense in fiscal 2009 within commercial products which resulted from heightened customer credit risk.

Corporate.  The income before interest, income taxes, and noncontrolling interest primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters, the difference between pension and postretirement benefit expense calculated under Financial Accounting Standards (FAS) and the expense calculated under U.S. Cost Accounting Standards (CAS), and the elimination of intercompany profits. The increase from the prior year is driven by the fluctuation in the difference between FAS and CAS pension expense.

Net Interest Expense

Net interest expense for fiscal 2010 was $76,920, a decrease of $9,488 compared to $86,408 in fiscal 2009.  The decrease was primarily due to the reduction in non-cash amortization of the debt discount (which declined primarily because amortization for the 2.75% Convertible Notes due 2024 was complete in August 2009, the first date that holders of these notes could have required ATK to repurchase the notes) as well as a decrease in the average borrowing rate.

Income Tax Provision

	Years Ended March 31
	2010	Effective Rate	2009	Effective Rate	Change

Income tax provision	$156,473	35.9%	$157,096	52.7%	$(623)

The reduction in tax rate from fiscal 2009 to fiscal 2010 was primarily related to lack of the fiscal 2009 nondeductible goodwill impairment charge, lower valuation allowance for capital losses, and lower state tax rate.  These benefits were slightly offset by the lack of federal research and development credit for the final three months of fiscal 2010 as the credit lapsed on December 31, 2009.

ATK’s provision for income taxes includes both federal and state income taxes. The effective tax rate for fiscal 2010 of 35.9% differs from the federal statutory rate of 35.0% due to state income taxes, valuation allowances, and other provision adjustments which increased the rate, as well as the domestic manufacturing deduction (DMD) and research and development (R&D) credits which decreased the rate.

The effective tax rate for fiscal 2009 of 52.7% differs from the federal statutory rate of 35.0% due to the non-deductibility for tax purposes of the non-cash goodwill impairment charge, valuation allowance related to capital loss carryovers, state income taxes, and other provision adjustments which increased the rate, and the DMD and R&D tax credits which decreased the rate.

ATK or one of its subsidiaries files income tax returns in the U.S. federal, various U.S. state, and foreign jurisdictions.  With few exceptions, ATK is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years prior to 2003.  The Internal Revenue Service has completed the audits of ATK through fiscal 2006 and is currently examining the fiscal 2007 and 2008 returns.  We believe appropriate provisions for all outstanding issues have been made for all open years in all jurisdictions.

As of March 31, 2010 and 2009, the total amount of unrecognized tax benefits was $42,627 and $25,828, respectively, of which $33,695 and $20,407, respectively, would affect the effective tax rate, if recognized.  The remaining balance is related to deferred tax items which only impact the timing of tax payments.  Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $22,393 reduction of the uncertain tax benefits will occur in the next 12 months.  The settlement of these unrecognized tax benefits could result in earnings up to $17,638 based on current estimates.  See Note 11 to the consolidated financial statements for further details.

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. The valuation allowance of $7,483 at March 31, 2010 relates to capital loss carryovers and certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance was decreased by $1,523 during fiscal 2010 primarily related to the expiration of capital loss carryforwards, expiration of state credit carryforwards, and changes to prior year capital loss carryforwards.  The amount was increased by $1,398 related to the recognition of current year capital losses and a change in the amount of state carryforward benefits expected to be utilized before expiration.

The federal R&D tax credit expired on December 31, 2009.  If the federal R&D tax credit is not retroactively extended there would be an unfavorable impact to ATK’s fiscal 2011effective income tax rate.

Net Income Before Noncontrolling Interest

Net income before noncontrolling interest for fiscal 2010 was $278,944, an increase of $137,991 compared to $140,953 in fiscal 2009. The increase was driven by the absence of the non-cash goodwill impairment charge of $108,500 in the prior year, an increase of $55,339 in gross profit and a decrease in net interest expense of $9,488.  These improvements were partially offset by the non-cash trade name impairment charges in Missile Products and Aerospace Systems totaling $38,008.

Noncontrolling Interest

The noncontrolling interest represents the noncontrolling owner’s portion of the income of a joint venture in which ATK is the primary owner. This joint venture was acquired with Composite Optics, Inc. (“COI”) and is consolidated into ATK’s financial statements.

Fiscal 2009

Sales

The following is a summary of each operating segment’s external sales:

	Years Ended March 31
	2009	2008	$ Change	% Change

Aerospace Systems	$1,833,655	$1,743,609	$90,046	5.2%
Armament Systems	1,406,287	1,283,025	123,262	9.6%
Missile Products	747,309	660,210	87,099	13.2%
Security and Sporting	595,973	484,881	111,092	22.9%
Total external sales	$4,583,224	$4,171,725	$411,499	9.9%

The increase in sales was due to organic growth as well as the acquisition of Swales late in the first quarter of fiscal 2008, as previously discussed, which is reported within Aerospace Systems.

Aerospace Systems.  The increase in sales was driven by:

•                a net increase of $123,600 on ARES I and Space Shuttle programs,

•                  an increase of $29,600 due to the inclusion of Swales which was acquired late in the first quarter of fiscal 2008,

•                  a $19,300 increase in commercial aircraft structures resulting primarily from a new commercial aircraft program,

•                a $17,800 increase for Trident II missile production and support timing, and

•                an increase of $16,400 relating to overlapping Orion production lots and additions to the scope of the Kinetic Energy Inceptor program.

These increases were partially offset by:

•                  a decrease in Minuteman volume of $38,000 due to the contract nearing successful completion,

•                  a decrease of $23,500 due to lower customer demand and production delays in decoys and flares,

•                  a $20,400 decrease on the Launch Abort System due to funding limitations,

•                  a decrease in solar arrays of $18,100 as a result of decreased volume and performance issues, and

•                  a $14,500 decrease in bus structures due to performance issues and schedule delays.

Armament Systems.  The increase in sales was driven by:

•                  a $103,900 increase in medium-caliber systems due to higher volume across multiple ammunition programs as well as higher demand in medium-caliber guns,

•                  a $34,100 increase in military small-caliber ammunition sales at the Lake City Army ammunition plant as a result of continued strong customer requirements and modernization project sales, and

•                  an increase of $11,900 in energetic systems at the Radford Army Ammunition Plant relating to modernization project sales and increased nitrocellulous sales.

These increases were partially offset by

•                a $17,600 decline in large-caliber direct fires due to lower volumes across multiple programs, and

•                a $12,900 decrease resulting from the successful completion of the Shielder Canister program.

Missile Products.  The increase in sales was driven by:

•                  an increase of $38,100 in tactical rocket motors due to higher volume across numerous programs,

•                  a $20,900 increase due to the new contract for the attitude control motor on the Orion Crew Exploration Vehicle (CEV) launch abort system,

•                  an increase of $20,300 due to higher volume in aircraft integration,

•                  a new composite rotor tubes program for United States Enrichment Corporation (USEC) which added $21,000, and

•                  an increase of $17,700 due to a new international force protection system.

These increases were partially offset by a decrease of $29,500 in technical services due to reduced volume.

Security and Sporting.  The increase in sales was driven by:

•                  an increase of $111,100 in commercial products due to an increase in volume of law enforcement, international, and commercial sales,

Gross Profit

	Years Ended March 31
	2009	As a % of Sales	2008	As a % of Sales	Change

Gross profit	$975,912	21.3%	$846,315	20.3%	$129,597

The increase in gross profit was driven by higher sales and increased operating efficiencies across all operating segments.

Operating Expenses

	Years Ended March 31
	2009	As a % of Sales	2008	As a % of Sales	Change

Research and development	$81,529	1.8%	$68,333	1.6%	$13,196
Selling	161,805	3.5%	131,068	3.1%	30,737
General and administrative	239,621	5.2%	216,386	5.2%	23,235
Trade name and goodwill impairments	108,500	2.4%	—	—%	108,500
Total	$591,455	12.9%	$415,787	10.0%	$175,668

Operating expenses increased primarily due to higher selling expenses consistent with higher sales over the prior year period, as well as increased program proposal efforts within Missile Products and Aerospace Systems and the non-cash goodwill impairment charge totaling $108,500 within Spacecraft Systems, as previously discussed.  Research and development expenses were up due to increased spending on major launch vehicle programs within Aerospace Systems, increased volume within medium-caliber systems in Armament Systems, as well as within Missile Products.  General and administrative expenses were up as a result of increased spending to support increasing sales and a $13,000 increase in bad debt expense in fiscal 2009 within commercial products relating to increased customer credit risk.  These increases were partially offset by the absence of a $6,567 charge for transaction-related costs related to an acquisition that was terminated in fiscal 2008, and lower share-based compensation expenses compared to the prior year.

Income before Interest, Income Taxes, and Noncontrolling Interest

	Years Ended March 31
	2009	2008	Change

Aerospace Systems	$74,612	$185,591	$(110,979)
Armament Systems	136,420	122,586	13,834
Missile Products	93,107	82,006	11,101
Security and Sporting	57,910	37,353	20,557
Corporate	22,408	2,992	19,416
Total	$384,457	$430,528	$(46,071)

The decrease in income before interest, income taxes, and noncontrolling interest was due to the non-cash goodwill impairment charge within Aerospace Systems and higher operating expenses as discussed above, partially offset by higher sales.  Significant changes within the operating segments are also described below.

Aerospace Systems.  The decrease was primarily due to the non-cash goodwill impairment charge totaling $108,500 within Spacecraft Systems, as previously discussed, as well as performance issues and schedule delays in the spacecraft structures business.  These items were partially offset by higher sales volume.

Armament Systems.  The increase primarily relates to higher overall sales volume as well as improved margins in medium-caliber guns and ammunition programs.

Missile Products.  The increase was primarily driven by higher sales within aircraft integration, tactical rocket motors, and space stage motors, partially offset by margin declines within fuze operations due to technical issues on the FMU-139 bomb fuze program and the Spider advanced munitions program.

Security and Sporting.  The increase primarily relates to higher overall sales volume as well as improved margins in commercial products, partially offset by a $13,000 increase in bad debt expense in fiscal 2009 relating to increased customer credit risk.

Corporate.  The income before interest, income taxes, and noncontrolling interest primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters, the difference between pension and postretirement benefit expense calculated under Financial Accounting Standards (FAS) and the expense calculated under U.S. Cost Accounting Standards (CAS), and the elimination of intercompany profits. The increase from the prior year is driven by the fluctuation in the difference between FAS and CAS pension expense, partially offset by the absence of a $6,567 charge for transaction-related costs related to an acquisition that was terminated in fiscal 2008, as well as a decrease in stock option expense from the prior year.

Net Interest Expense

Net interest expense for fiscal 2009 was $86,408, a decrease of $16,065 compared to $102,473 in fiscal 2008.  The decrease was primarily due to the accelerated noncash write-off of $5,600 of debt issuance costs which was the result of the 3.00% Convertible Senior Subordinated Notes and the 2.75% Convertible Senior Subordinated Notes due 2024 becoming convertible in fiscal 2008 as well as a decrease in the average borrowing rate and average outstanding debt balance.

Income Tax Provision

	Years Ended March 31
	2009	Effective Rate	2008	Effective Rate	Change

Income tax provision	$157,096	52.7%	$118,678	36.2%	$38,418

ATK’s provision for income taxes includes both federal and state income taxes. The effective tax rate for fiscal 2009 of 52.7% differs from the federal statutory rate of 35% due to the non-deductibility for tax purposes of the non-cash goodwill impairment charge, valuation allowance related to capital loss carryovers, state income taxes, and other provision adjustments which increased the rate, and the domestic manufacturing deduction (“DMD”) and research and development (“R&D”) tax credits which decreased the rate.

The effective tax rate for fiscal 2008 of 36.2% differs from the federal statutory rate of 35% due to state income taxes and other provision adjustments which increased the rate, and DMD, R&D tax credits, and changes in previous contingencies which decreased the rate.

ATK or one of its subsidiaries files income tax returns in the U.S. federal, various U.S. state, and foreign jurisdictions.  With few exceptions, ATK is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years prior to 2002.  The Internal Revenue Service has completed the audits of ATK through fiscal 2006.  ATK is subject to examination in the U.S. federal tax jurisdiction for fiscal 2007 and fiscal 2008.  We believe appropriate provisions for all outstanding issues have been made for all open years in all jurisdictions.

As of March 31, 2009 and 2008, the total amount of unrecognized tax benefits was $25,828 and $19,561, respectively, of which $20,407 and $16,819, respectively, would affect the effective tax rate, if recognized.  The remaining balance is related to deferred tax items which only impact the timing of tax payments.  In the next 12 months it is reasonably possible that the gross liability for unrecognized tax benefits will decrease by $1,125 primarily as a result of the lapsing of statutes of limitations.  See Note 11 to the consolidated financial statements for further details.

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. The valuation allowance of $7,608 at March 31, 2009 relates to capital loss carryovers and certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance was increased by $4,700 during fiscal 2009 primarily related to the recognition of a valuation allowance for the deferred tax assets related to capital loss carryovers of $5,929.  The amount was reduced by $1,229 due to the expiration of a capital loss carryforward, expiration of state credit carryforwards, and a change in the amount of state carryforward benefits expected to be utilized before expiration.

The federal R&D tax credit was extended through December 31, 2009.  If the federal R&D tax credit is not extended through the end of the fiscal year there would be an unfavorable impact on ATK’s fiscal 2010 effective income tax rate.

Net Income Before Noncontrolling Interest

Net income before noncontrolling interest for fiscal 2009 was $140,953, a decrease of $68,424 compared to $209,377 in fiscal 2008. The decrease was due to the non-cash goodwill impairment charge of $108,500, increases in operating expenses of $67,168, and the income tax provision of $38,418, partially offset by an increase of $129,597 in gross profit and a decrease in net interest expense of $16,065.

Noncontrolling Interest

The noncontrolling interest represents the noncontrolling owner’s portion of the income of a joint venture in which ATK is the primary owner. This joint venture was acquired with Composite Optics, Inc. (“COI”) and is consolidated into ATK’s financial statements.

Liquidity and Capital Resources

ATK manages its business to maximize operating cash flows as the primary source of liquidity.  In addition to cash on hand and cash generated by operations, sources of liquidity include a committed credit facility, long-term borrowings, and access to the public debt and equity markets.  ATK uses its cash to fund its investments in its existing core businesses, acquisition activity, share repurchases, and other activities.

Cash Flow Summary

ATK’s cash flows from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows for the years ended March 31, 2010, 2009, and 2008 are summarized as follows:

	2010	2009	2008

Cash flows provided by operating activities	$193,662	$424,987	$382,751
Cash flows used for investing activities	(132,625)	(186,527)	(204,032)
Cash flows used for financing activities	(3,844)	(21,533)	(75,039)
Net cash flows	$57,193	$216,927	$103,680

Operating Activities.

Net cash from operating activities decreased by $231,325 in fiscal 2010 primarily due to $300,000 of cash used to fund the pension plans during fiscal 2010 and $35,656 more cash used for working capital to support higher sales These decreases were partially offset by an increase in net income, net of impairment charges, and $17,830 less cash used to pay taxes in fiscal 2010.

Net cash from operating activities increased by $42,236 in fiscal 2009 primarily due higher net income, excluding the non-cash goodwill impairment charge, $11,507 of additional cash generated from deferred and accrued tax balance changes, and increased compensation accruals of $16,455.  These increases were partially offset by $29,718 more cash used for working capital to support higher sales.

Cash used for working capital is defined as net receivables plus long-term receivables plus net inventories, less accounts payables and contract advances.

Investing Activities.

Net cash used for investing activities decreased by $53,902 in fiscal 2010 primarily due to the $63,000 paid in 2009 to acquire Eagle, $6,049 paid in 2009 as contingent consideration for a 2003 acquisition, and the $5,002 ATK received as a preliminary purchase price adjustment on the Eagle acquisition during 2010.  These decreases were partially offset by $31,991 more cash used for capital expenditures to expand operations.

Net cash used for investing activities decreased by $17,505 in fiscal 2009 primarily due to the $101,195 of cash paid in 2008 to acquire Swales.  This decrease was partially offset by $63,000 paid in 2009 to acquire Eagle.  In 2009, ATK also used $10,772 more cash for capital expenditures to expand operations.

Financing Activities.

Net cash used for financing activities decreased by $17,689 in fiscal 2010, primarily driven by the absence of $31,609 in cash paid during 2009 for the repurchase of treasury shares.  This decrease was partially offset by payments of $13,750 on ATK’s Term A Loan due in 2012.

Net cash used for financing activities decreased by $53,506 in fiscal 2009 due primarily to $68,459 less cash paid to repurchase treasury shares and a $8,898 reduction in cash proceeds from employee compensation plans given that fewer stock options were exercised compared to the prior year.

Liquidity

In addition to ATK’s normal operating cash requirements, the Company’s principal future cash requirements will be to fund capital expenditures, debt repayments, employee benefit obligations, share repurchases, and any strategic acquisitions.  ATK’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain and expand production facilities and working capital requirements. ATK’s debt service requirements over the next two years consist of principal payments due under the Senior Credit Facility and the maturity of its 2.75% Convertible Notes due 2011 in fiscal year 2012, as discussed further below.  ATK’s other debt service requirements consist of interest expense on its debt. Additional cash may be required to repurchase or convert any or all of the convertible notes under certain circumstances.

Based on ATK’s current financial condition, management believes that ATK’s cash position, combined with anticipated generation of cash flows and the availability of funding, if needed, under ATK’s revolving credit facilities, as well as potential future sources of funding including additional bank financing and debt markets, will be adequate to fund future growth as well as to service ATK’s currently anticipated long-term debt and pension obligations, make capital expenditures, and fund any share repurchases over the next 12 months.

At this point in time, ATK’s access to liquidity sources has not been materially impacted by the current credit environment, and ATK does not expect that it will be materially impacted in the near future.  There can be no assurance, however, that the cost or availability of future borrowings, if any, will not be materially impacted by capital market conditions. Within the next two years, ATK will be required to refinance its Senior Credit Facility which matures in March 2012.  ATK expects the future refinancing of this debt to result in higher interest costs given the current market conditions.  These higher interest rates could have an impact on the Company’s future operating results.

If market opportunities exist, ATK may choose to undertake financing actions to further enhance the Company’s liquidity position which could include obtaining new bank debt or capital market transactions.

Long-Term Debt and Credit Facilities

As of March 31, 2010 ATK had actual total indebtedness of $1,393,554 and the $500,000 Revolving Credit Facility provided for the potential of additional borrowings up to $323,178.  There were no outstanding borrowings under the Revolving Credit Facility as of March 31, 2010, although ATK had outstanding letters of credit of $176,822 which reduced amounts available under the facility.

ATK’s indebtedness at March 31, 2010 and 2009 is primarily comprised of the Company’s Senior Credit Facility which consists of a Term A Loan and a Revolving Credit Facility, the 2.75% Convertible Senior Subordinated Notes due 2011 (“the 2.75% Convertible Notes due 2011”), the 6.75% Senior Subordinated Notes due 2016 (“the 6.75% Notes due 2016”), the 2.75% Convertible Senior Subordinated Notes due 2024 (“the 2.75% Convertible Notes due 2024”), and the 3.00% Convertible Senior Subordinated Notes due 2024 (“3.00% Convertible Notes due 2024”).  See Note 9 “Long-Term Debt” for a detailed discussion of these borrowings.

Long-term debt, including the current portion, consisted of the following:

	March 31, 2010	March 31, 2009
Senior Credit Facility dated March 29, 2007:
Term A Loan due 2012	$261,250	$275,000
Revolving Credit Facility due 2012	—	—
2.75% Convertible Senior Subordinated Notes due 2011	300,000	300,000
6.75% Senior Subordinated Notes due 2016	400,000	400,000
2.75% Convertible Senior Subordinated Notes due 2024	279,763	279,929
3.00% Convertible Senior Subordinated Notes due 2024	199,453	199,453
Principal amount of long-term debt	1,440,466	1,454,382
Less: Unamortized discounts	46,912	66,779
Carrying amount of long-term debt	1,393,554	1,387,603
Less: current portion	13,750	289,859
Carrying amount of long-term debt, excluding current portion	$1,379,804	$1,097,744

Senior Credit Facility

The Term A Loan and Revolving Credit Facility both mature in 2012.  The Term A Loan is subject to quarterly principal payments as follows:

•                  $3,438 in the years ending March 31, 2010 and 2011,

•                  $6,875 in the year ending March 31, 2012, and

•                  $220,000 due on March 29, 2012.

Substantially all domestic, tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate (currently equal to the bank’s prime rate) or a Eurodollar rate plus an applicable margin, which is based on ATK’s senior secured credit ratings. ATK must also pay an annual commitment fee on the unused portion of the Revolving Credit Facility.

It is currently expected that there will be no borrowings against the Revolving Credit Facility at March 31, 2011.

2.75% Convertible Notes due 2011

ATK’s 2.75% Convertible Notes due 2011 mature on September 15, 2011. Interest on these notes is payable on March 15 and September 15 of each year. Holders may convert their notes at a conversion rate of 10.3617 shares of ATK’s common stock per $1 principal amount of these notes (a conversion price of $96.51 per share) in the event that the ATK stock price exceeds certain levels, upon the occurrence of certain corporate transactions, or during the last month prior to maturity.  ATK is required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK.

In connection with the issuance of the 2.75% Convertible Notes due 2011, ATK purchased, at a cost of $50,850, call options (the “Call Options”) on its common stock. The Call Options, which become exercisable upon conversion of the related convertible notes, allow ATK to purchase approximately 3.1 million shares of ATK’s common stock and/or cash from the counterparty at an amount equal to the amount of common stock and/or cash related to the excess conversion value that ATK would pay to the holders of the related convertible notes upon conversion. In addition, ATK sold warrants (the “Warrants”) to issue approximately 3.3 million shares of ATK’s common stock at an exercise price of $116.75 per share. The proceeds from the sale of the Warrants totaled $23,220. On a combined basis, the Call Options and the Warrants are intended to reduce the potential dilution of ATK’s common stock in the event that the 2.75% Convertible Notes due 2011 are converted by effectively increasing the conversion price of these notes from $96.51 to $116.75. The Call Options and the Warrants are separate and legally distinct instruments that bind ATK and the counterparty and have no binding effect on the holders of the convertible notes.

6.75% Notes due 2016

ATK’s 6.75% Notes mature on April 1, 2016. These notes are general unsecured obligations. Interest on these notes accrues at a rate of 6.75% per annum and is payable semi-annually on April 1 and October 1 of each year. ATK has the right to redeem some or all of these notes from time to time on or after April 1, 2011, at specified redemption prices. Prior to April 1, 2011, ATK may redeem some or all of these notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified make-whole premium.

2.75% Convertible Notes due 2024

ATK’s 2.75% Convertible Notes due 2024 mature on February 15, 2024. Interest on these notes is payable on February 15 and August 15 of each year.  ATK is required to pay contingent interest at a rate driven by the average trading price of these notes if the trading price reaches specified levels during each six-month measurement period.  Based on the current trading price of these notes, ATK does not anticipate that the Company will be required to pay contingent interest for the foreseeable future.

ATK may redeem all of these notes in cash at any time.  Holders of these notes may require ATK to repurchase in cash some or all of the Notes on February 15, 2014 and February 15, 2019.  Note holders may also convert their notes at a conversion rate of 12.5843 shares of ATK’s common stock per $1 principal amount of these notes (a conversion price of $79.46 per share) in the event that the ATK stock price exceeds certain levels, if ATK were to call these notes for redemption, or upon the occurrence of certain corporate transactions. ATK is required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK.

3.00% Convertible Notes due 2024

ATK’s 3.00% Convertible Notes due 2024 mature on August 15, 2024. Interest on these notes is payable on February 15 and August 15 of each year.  Beginning August 20, 2014, ATK will be required to pay contingent interest at a rate driven by the average trading price of these notes if the trading price reaches specified levels during the measurement period.

ATK may redeem all of these notes in cash at any time on or after August 20, 2014.  Holders of these notes may require ATK to repurchase in cash some or all of the Notes on August 15, 2014 and August 15, 2019.  Note holders may also convert their notes at a conversion rate of 12.5392 shares of ATK’s common stock per $1 principal amount of these notes (a conversion price of $79.75 per share) in the event that the ATK stock price exceeds certain levels, if ATK were to call these notes for redemption, or upon the occurrence of certain corporate transactions. ATK is required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK.

Rank and Guarantees

The 3.00% Convertible Notes, the 2.75% Convertible Notes due 2024, the 2.75% Convertible Notes due 2011, and the 6.75% Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis, jointly and severally and fully and unconditionally, by substantially all of ATK’s domestic subsidiaries. Subsidiaries of ATK other than the subsidiary guarantors are minor.  All of these guarantor subsidiaries are 100% owned by ATK. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

Covenants

ATK’s Senior Credit Facility imposes restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions. The Senior Credit Facility also requires that ATK meet and maintain the following financial ratios:

	Leverage Ratio	Interest Coverage Ratio
Requirement	<4.00	>3.00
Actual at March 31, 2010	2.21	12.33

The Leverage Ratio is based on ATK’s Covenant EBITDA (which includes adjustments for items such as non-recurring or extraordinary noncash expenses, non-cash charges related to stock-based compensation, and intangible asset impairment charges).

Many of ATK’s debt agreements contain cross-default provisions so that non-compliance with the covenants within one debt agreement could cause a default under other debt agreements as well.  ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. As of March 31, 2010, ATK was in compliance with the financial covenants and ATK expects to be in compliance with the covenants in all of its long-term debt agreements for the foreseeable future.

The indentures governing the 6.75% Notes, the 2.75% Convertible Notes due 2011, the 2.75% Convertible Notes due 2024, and the 3.00% Convertible Notes impose restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. As of March 31, 2010, ATK was in compliance with the indentures and expects to be in compliance with the indentures for the foreseeable future.

Credit Ratings

As of March 31, 2010, Moody’s Investors Service (“Moody’s”) had assigned ATK an issuer rating of Ba3, Standard & Poor’s Ratings Services (“S&P”) had assigned ATK a BB corporate credit rating and Fitch Ratings (“Fitch”) had assigned ATK an issuer rating of BB.

Share Repurchases

In fiscal 2009, ATK repurchased 299,956 shares for $31,609 and repurchased no additional shares in fiscal 2010.  See Note 14 to the consolidated financial statements in Part II, Item 8.  Share repurchase activity is expected to remain at a minimal level in fiscal 2011.  Any additional authorized repurchases would be subject to market conditions and ATK’s compliance with its debt covenants. ATK’s 6.75% Senior Subordinated Notes limit the aggregate sum of dividends, share repurchases, and other designated restricted payments to an amount based on ATK’s net income, stock issuance proceeds, and certain other items, less restricted payments made, since April 1, 2001. As of March 31, 2010, this limit was approximately $481,000. As of March 31, 2010, the Senior Credit Facility allows ATK to make unlimited “restricted payments” (as defined in the credit agreement), which among other items, would allow payments for future stock repurchases, as long as ATK maintains certain senior debt limits, with an annual limit, when those debt limits are not met, of $50,000 plus proceeds of any equity issuances plus 50% of net income since March 29, 2007.

Contractual Obligations and Commercial Commitments

The following table summarizes ATK’s contractual obligations and commercial commitments as of March 31, 2010:

		Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations:
Long-term debt	$1,440,466	$13,750	$547,500	$479,216	$400,000
Interest on debt(1)	267,534	48,157	73,306	65,967	80,104
Operating leases	319,983	52,993	97,901	92,763	76,326
Environmental remediation costs, net	25,286	459	2,670	4,553	17,604
Pension and other PRB plan contributions	1,175,021	23,747	277,431	399,216	474,627
Total contractual obligations	$3,228,290	$139,106	$998,808	$1,041,715	$1,048,661

		Commitment Expiration by period
	Total	Within 1 year	1-3 years
Other commercial commitments:
Letters of credit	$176,822	$141,309	$35,513

(1) Includes interest on variable rate debt calculated based on interest rates at March 31, 2010. Variable rate debt was approximately 18% of ATK’s total debt at March 31, 2010.

The total liability for uncertain tax positions at March 31, 2010 was approximately $42,627. Of this amount, $32,380 is not expected to be paid within 12 months and is therefore classified within other long-term liabilities.  ATK is not able to provide a reasonably reliable estimate of the timing of future payments relating to the non-current uncertain tax position obligations.

Pension plan contributions are an estimate of ATK’s minimum funding requirements through fiscal 2020 to provide pension benefits for employees based on expected actuarial estimated service accruals through fiscal 2020 pursuant to the Employee Retirement Income Security Act, although ATK may make additional discretionary contributions. These estimates may change significantly depending on the actual rate of return on plan assets, discount rates, discretionary pension contributions, and regulations.  A substantial portion of ATK’s Plan contributions are recoverable from the U.S. Government as allowable indirect contract costs at amounts generally equal to the pension plan contributions, although not necessarily in the same year the contribution is made.

Off-Balance Sheet Arrangements

In connection with the issuance of the 2.75% Convertible Notes due 2011, ATK entered into call option and warrant transactions. The convertible note call option and warrant transactions are designed to increase the effective conversion price per share of ATK’s common stock from $96.51 to $116.75 and, therefore, mitigate the potential dilution upon conversion of the 2.75% Convertible Notes due 2011 at the time of conversion. The convertible note call option and warrant transactions have been recorded at cost within stockholders’ equity in the consolidated financial statements in accordance with current authoritative guidance.  See further discussion under the heading “Long-term Debt and Credit Facilities” above.

Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to its business or likely to result in a material adverse effect on its future operating results, financial condition, or cash flows.

On or about April 10, 2006, a former ATK employee filed a qui tam complaint in federal court in Utah alleging that ATK knowingly submitted claims for payment to the U.S. Government for defective LUU series illuminating flares that failed to conform to certain safety specifications and falsely certified compliance with those specifications.  The lawsuit was initially filed under seal.  ATK was first informed of the lawsuit by the United States Department of Justice (DOJ) on March 13, 2007.  Thereafter, the DOJ intervened in the qui tam action and filed an amended complaint on November 2, 2007.  On May 29, 2008, ATK filed its answer to the complaint.  On March 16, 2010, the trial court issued a scheduling order setting a preliminary trial date of July 11, 2011.  Discovery is underway in the case.

ATK denies any allegations of improper conduct.  Based on what is known to ATK about the subject matter of the complaint, ATK does not believe that it has violated any law or regulation and believes it has valid defenses to all allegations of improper conduct.  Although it is not possible at this time to predict the outcome of the litigation, ATK believes, based on all available information, that the outcome will not have a material adverse effect on its operating results, financial condition or cash flows.  Some potential, however, does remain for an adverse judgment that could be material to ATK’s financial position, results of operations, or cash flows.  As a result of the uncertainty regarding the outcome of this matter, no provision has been made in the financial statements with respect to this contingent liability.

Environmental Liabilities.  ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, including those for discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment.  At certain sites that ATK owns or operates or formerly owned or operated, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, resource restoration costs, fines, and penalties, or third party property damage or personal injury claims, as a result of liabilities associated with past practices or violations of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate of 2.75% and 1.75% as of March 31, 2010 and 2009, respectively.  ATK’s discount rate is calculated using the 20-year Treasury constant maturities rate, net of an estimated inflationary factor of 1.9%, rounded to the nearest quarter percent. The following is a summary of the amounts recorded for environmental remediation:

	March 31, 2010		March 31, 2009
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(60,908)	$35,622	$(62,080)	$37,104
Unamortized discount	8,724	(4,280)	5,798	(2,900)
Present value amounts (payable) receivable	$(52,184)	$31,342	$(56,282)	$34,204

As of March 31, 2010, the estimated discounted range of reasonably possible costs of environmental remediation was $52,184 to $79,981.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK assumed responsibility for environmental compliance at the facilities acquired from Hercules (the “Hercules Facilities”). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts.  If ATK were unable to recover those environmental remediation costs under these contracts, ATK believes these costs will be covered by Hercules Incorporated, a subsidiary of Ashland Inc., (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Clearwater, FL facility. In accordance with its agreement with Hercules, ATK notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. (“Alcoa”) in fiscal 2002. While ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, ATK has recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29,000, ATK and Alcoa have agreed to split evenly any amounts between $29,000 and $49,000, and ATK is responsible for any payments in excess of $49,000.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2010, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be:

Fiscal 2011	$459
Fiscal 2012	2,337
Fiscal 2013	333
Fiscal 2014	2,529
Fiscal 2015	2,024
Thereafter	17,604
Total	$25,286

There were no material insurance recoveries related to environmental remediation during fiscal 2010, 2009, or 2008.

Factors that could significantly change the estimates described in this section on environmental liabilities include:

•                  the adoption, implementation, and interpretation of new laws, regulations, or cleanup standards,

•                  advances in technologies,

•                  outcomes of negotiations or litigation with regulatory authorities and other parties,

•                  additional information about the ultimate remedy selected at new and existing sites,

•                  adjustment of ATK’s share of the cost of such remedies,

•                  changes in the extent and type of site utilization,

•                  the discovery of new contamination,

•                  the number of parties found liable at each site and their ability to pay,

•                  more current estimates of liabilities for these contingencies, or

•                  liabilities associated with resource restoration as a result of contamination from past practices.

New Accounting Pronouncements

See Note 1 to the consolidated financial statements in Item 8 of this report for discussion of new accounting pronouncements.

Inflation

In management’s opinion, inflation has not had a significant impact upon the results of ATK’s operations. The selling prices under contracts, the majority of which are long term, generally include estimated costs to be incurred in future periods. These cost projections can generally be negotiated into new buys under fixed-price government contracts, while actual cost increases are recoverable on cost-type contracts.

ATK, however, has been impacted by increases in the prices of raw materials used in production as well as rising oil and energy costs. The prices of commodity metals, such as lead, zinc, and especially copper, have significantly increased. These price increases generally impact our small-caliber ammunition business.  ATK’s risk management practices are discussed in Item 7A of this report.